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                                                                     Exhibit 5.1

                   [Letterhead of Simpson Thacher & Bartlett]

(212) 455-2000

                                                                   July 22, 1998

Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445

Ladies and Gentlemen:

         We have acted as counsel to Office Depot, Inc., a Delaware corporation ("Office Depot"), in connection with the Agreement and Plan of Merger dated May 18, 1998 (the "Merger Agreement") by and among Office Depot, Viking Office Products, Inc., a California corporation ("Viking"), and VK Acquisition Corp. ("Merger Sub"). This opinion letter is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 91,696,026 shares of common stock, $0.01 par value per share (the "Shares"), of Office Depot. The Shares are to be issued in connection with the Merger Agreement which provides, among other things, for the merger of Merger Sub with and into Viking, as a result of which Viking will become a wholly owned subsidiary of Office Depot. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

         We have examined, and have relied as to matters of fact upon, an executed copy of the Merger Agreement, the Registration Statement, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Office Depot, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares being issued by Office Depot have been duly authorized and, when issued in accordance with the Merger Agreement, including, without limitation, following the approval by the stockholders of Office Depot of the issuance of the Shares to Viking stockholders pursuant to the Merger Agreement and completion of the Merger, will be legally issued, fully paid and nonassessable.

         This opinion letter is rendered to you in connection with the above described transaction. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of our name therein and in the related joint proxy statement/prospectus under the caption "Legal Matters."

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

                                        Very truly yours,

                                        /s/ Simpson Thacher & Bartlett

                                        SIMPSON THACHER & BARTLETT